Exhibit 99.1

The AZEK Company Appoints Brian Spaly To Board of Directors

Chicago, Ill., — August 6, 2020 — The AZEK Company (“AZEK”), an industry-leading manufacturer of beautiful, low-maintenance residential and commercial building products, announced today the appointment of Brian Spaly, Executive Chairman of Tecovas, to its board of directors.

“I am excited to welcome Brian as an independent member to our board of directors,” said AZEK CEO Jesse Singh. “His breadth of experience leading high-growth companies as CEO and public companies as a board member, along with his proven digital and direct marketing experience will benefit AZEK as we continue to focus on growing our business and further differentiating our leading product offering.”

As the former Founder and CEO of two disruptive apparel companies, Trunk Club and Bonobos, Spaly has two decades of experience leading and advising innovative consumer, technology, and ecommerce companies. Spaly grew Trunk Club from inception in 2009 to a $350 million acquisition by Nordstrom in 2014. His first creation, Bonobos, is widely hailed as the first digitally-native, vertically integrated brand and an early leader in the omnichannel retailing movement. A specialty men’s clothing brand featuring a broad e-commerce presence and guideshops (small format stores with no inventory), Bonobos was acquired by Walmart in 2017 for $310 million.

“AZEK is known for its dedication to quality, sustainability, and innovation and I see a long runway of potential as consumer trends continue to shift toward building beautiful outdoor living spaces,” said Spaly. “I look forward to helping guide the company to new heights with expanded innovative products and services.”

Spaly joined the Austin-based western brand Tecovas in 2016 as a board member, before becoming Executive Chairman in May 2017. He also serves on the boards of Deckers Brands, Made In, PreFix, M1 Finance, Happy Returns and Tribe 9 Foods. Spaly holds an MBA from Stanford University and an AB degree from Princeton University.

To find additional information about The AZEK Company please visit Azekco.com.

About The AZEK® Company

The AZEK® Company Inc. is an industry-leading designer and manufacturer of beautiful, low-maintenance residential and commercial building products and is committed to innovation, sustainability and research & development. Headquartered in Chicago, Illinois, the company operates manufacturing facilities in Ohio, Pennsylvania and Minnesota. For additional information, please visit azekco.com.

Media Contact:

Lisa Wolford

917-846-0881

lwolford@soleburytrout.com